EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.: R-1	CUSIP No.: 59018YR78	PRINCIPAL AMOUNT:
69,000 Units, $1,000 principal amount per Unit ($69,000,000 aggregate principal amount)

MERRILL LYNCH & CO., INC.

Medium-Term Notes, Series C

1.00% Merrill Lynch Note Linked to the Performance of

Lowe’s Companies, Inc. common stock due June 30, 2015

(the “Notes”)

UNDERLYING STOCK: Common stock of Lowe’s Companies, Inc. (the “Underlying Company”)	ORIGINAL ISSUE DATE: June 30, 2008	STATED MATURITY: June 30, 2015

EXCHANGE RATIO: 37.6359 Deliverable Shares (as defined below), subject to adjustment	INTEREST RATE: 1.00% per annum	INTEREST PAYMENT DATES: The 30th day of June of each year to and including the Stated Maturity

INTEREST ACCRUAL DATES: The 19th day of June of each year, beginning June 19, 2008	VALUATION DATE: The seventh scheduled Trading Day (as defined below) immediately prior to the Stated Maturity	EARLY REDEMPTION PERIOD: The period from and including June 20, 2011 to and including the Valuation Date

DEFAULT RATE: The then current Federal Funds Rate (as defined below), reset daily	SPECIFIED CURRENCY: United States dollars	CALCULATION AGENT: Merrill Lynch, Pierce, Fenner & Smith Incorporated

DENOMINATIONS: Integral multiples of $ 1,000 principal amount (each, a “Unit”)	BUSINESS DAY: Any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

TRADING DAY:

A day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange and The Nasdaq Stock Market (the “Nasdaq”) are open for trading as determined by the Calculation Agent.

OTHER PROVISIONS:

N/A

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the Redemption Amount (as defined below) per Unit on the Stated Maturity, the Early Redemption Amount (as defined below) per Unit on the Early Redemption Date (as defined below) or the Exchange Ratio per Unit on the Exchange Date (as defined below), as the case may be, and to pay the Interest Rate on the Principal Amount hereof.

Payment or delivery of the Interest Rate and the Redemption Amount, Early Redemption Amount or Exchange Ratio, as the case may be, and any interest on any overdue amount thereof with respect to this Global Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

All determinations made by the Calculation Agent, absent a determination of manifest error, will be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Global Note.

Payment on the Stated Maturity

Unless this Note has been earlier redeemed by the Company or exchanged by a Holder, on the Stated Maturity, a Holder shall receive a cash payment equal to, with respect to each Unit, $1,000, plus any accrued and unpaid interest per Unit (the “Redemption Amount”).

Early Redemption at the Option of the Company

The Company may redeem the Notes on any Trading Day during the Early Redemption Period (the day on which the early redemption occurs, if any, being the “Early Redemption Date”) by giving at least three Trading Days’ notice to the Trustee (as defined below). In the event the Company redeems the Notes prior to the Stated Maturity, Holders shall be entitled to receive $1,000 per Unit, plus any accrued and unpaid interest to but excluding the Early Redemption Date (the “Early Redemption Amount”).

Exchange at the Option of the Holder

A Holder may require the Company to exchange the Notes by giving written notice (in the form of Annex A attached hereto) (the “Notice of Exchange”) on any Trading Day during the period from but excluding the Original Issue Date to and including the earlier of (i) the Valuation Date and (ii) one Trading Day immediately prior to the Early Redemption Date. Unless the Notice of Exchange shall have been given to the Trustee by 3:00 p.m., New York City time on any Trading Day, such Notice of Exchange shall be deemed to have been given on the following Trading Day. Any date on which a Holder gives proper Notice of Exchange requiring the Company to exchange the Notes early, or day on which such Notice of Exchange shall be deemed to have been given, is hereinafter referred to as the “Exchange Notice Date”.

Unless otherwise indicated in the Notice of Exchange provided to the Trustee, upon exchange, for each Unit owned, the Company shall deliver to a Holder on the fifth Business Day following the Exchange Notice Date (the “Exchange Date”) a number of Deliverable Shares equal to the Exchange Ratio; provided, however, that the Company shall not distribute fractional Deliverable Shares. On the Exchange Date, if applicable, the Company shall aggregate all Deliverable Share amounts due to the Holder, and, if the total number of Deliverable Shares to be delivered is not divisible by a whole number, in lieu of delivering a fractional Deliverable Share, the company shall pay to the Holder the cash value of the fractional Deliverable Share based on the Closing Market Price (as defined below) of one share of the Deliverable Shares. A Holder may elect to receive cash in lieu of Deliverable Shares by indicating such election in the Notice of Exchange. If a Holder elects to receive cash in exchange for the Notes, a Holder shall be entitled to receive on the Exchange Date a cash payment per Unit equal to the product of the Exchange Ratio and Closing Market Price of one share of the Deliverable Shares, as determined on the Exchange Notice Date. A Holder who elects to exchange the Notes shall only be entitled to receive interest that is accrued and unpaid for each full Interest Accrual Period (as defined below) prior to the Exchange Notice Date.

Notwithstanding the foregoing, if a Holder has not elected to receive cash in lieu of Deliverable Shares and the Calculation Agent determines that the Deliverable Shares cannot be delivered, whether due to the occurrence of a Market Disruption Event (as defined below) or the Calculation Agent determines that delivery is otherwise impracticable, then the Company shall discharge its obligations in respect of the Notes by payment of a cash settlement based on a valuation of the Deliverable Shares as determined by the Calculation Agent on a commercially reasonable basis.

“Closing Market Price” means:

If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Notes) are listed or admitted to trading on a national securities exchange in the United States registered under the Securities Exchange Act of 1934 (“registered national securities exchange”), are included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or are quoted on a United States quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any Trading Day means for one share of Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Notes):

•

the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

•

if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

•

if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, including, without limitation, due to the occurrence of a Market Disruption Event, as described herein, then the mean of the last reported bid and offer price of the principal trading session on the registered national securities exchange, or if there were no bids and offers on such exchange, then the mean of the last reported bid and offer on the over-the-counter market as reported on the OTC Bulletin Board or, if there were no bids and offers on the OTC Bulletin Board, then the mean of the last reported bid and offer on any other United States quotation medium or inter-dealer quotation system on that day as determined by the Calculation Agent or from as many dealers in that security, but not exceeding three, as have made the bid prices available to the Calculation Agent after 3:00 p.m., local time in the principal market of the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Notes) on that date (without taking into account any extended or after-hours trading session).

If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Notes) are not listed on a registered national securities exchange, are not included in the OTC Bulletin Board, or are not quoted on any other United States quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any Trading Day means for one share of Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Notes) the U.S. dollar equivalent of the last reported sale price (as determined by the Calculation Agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that Trading Day as determined by the Calculation Agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price shall mean the U.S. dollar equivalent (as determined by the Calculation Agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

If the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Notes) are not listed on a registered national securities exchange, are not included in the OTC Bulletin Board, are not quoted on any other United States quotation medium or inter-dealer quotation system, are not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price shall mean the average of the U.S. dollar value (as determined by the Calculation Agent in its sole discretion) of the last available purchase and sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the Calculation Agent based on information that is reasonably available to it.

Interest

The Company shall pay the Interest Rate on each Interest Payment Date. Interest shall accrue on the Notes from and including each Interest Accrual Date to but excluding the next succeeding Interest Accrual Date (each such period being an “Interest Accrual Period”). No interest shall accrue on the Notes from and including June 19, 2015 to the Stated Maturity. In the event the Company redeems the Notes, interest shall accrue from and including the immediately preceding Interest Accrual Date to but excluding the Early Redemption Date.

However, a Holder who elects to exchange the Notes shall only be entitled to receive interest that is accrued and unpaid for each full Interest Accrual Period prior to the Exchange Notice Date.

The Interest Rate shall be calculated on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date falls on a day that is not a Business Day, payment shall be made on the immediately succeeding Business Day and no interest shall accrue as a result of the delayed payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (the “Record Date”); provided, however, that interest payable on the Stated Maturity or the Early Redemption Date, as the case may be, will be payable to the person to whom the Redemption Amount shall be payable. Any such interest not so punctually paid or duly provided for on any Interest Payment Date other than the Stated Maturity or the Early Redemption Date, as the case may be, (“Defaulted Interest”) shall forthwith cease to be payable to the Holder on the close of business on any Record Date and, instead, shall be paid to the person in whose name this Note is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee hereinafter referred to, notice whereof shall be given to the Holder of this Note by the Trustee not less than 10 calendar days prior to such Special Record Date or may be paid at any time in any other lawful manner, all as more fully provided for in the Indenture.

Market Disruption Events

“Market Disruption Event” with respect to the Deliverable Shares means either of the following events as determined by the Calculation Agent in its sole discretion:

(A)	a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of the Deliverable Shares on the primary market for the Deliverable Shares for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the Calculation Agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to the Deliverable Shares, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(B)	a determination by the Calculation Agent in its sole discretion that the event described in clause (A) above could materially interfere with the ability of ML&Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or any of their affiliates to unwind all or a material portion of a potential hedge with respect to the Notes.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant options contracts related to the Deliverable Shares shall not constitute a Market Disruption Event;

(3)	limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or the Nasdaq or other regulatory organization with jurisdiction over the NYSE or the Nasdaq on trading during significant market fluctuations shall constitute a suspension or material limitation of trading in the Deliverable Shares;

(4)	a suspension of trading in an options contract on the Deliverable Shares by the primary securities market trading in the options contracts related to the Deliverable Shares, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market;

•	an imbalance of orders relating to options contracts on the Deliverable Shares; or

•	a disparity in bid and ask quotes relating to options contracts on the Deliverable Shares shall constitute a suspension or material limitation of trading in options contracts related to the Deliverable Shares;

(5)	a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to the Deliverable Shares are traded shall not include any time when that securities market is itself closed for trading under ordinary circumstances; and

(6)	for purpose of clauses (A) and (B) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, shall be considered “material”.

Exchange Ratio Adjustments

Except with respect to Excess Distributions (as defined below), no adjustments to the Exchange Ratio shall be required unless the Exchange Ratio adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified in this section shall be rounded to the nearest one thousandth with five ten-thousandths being rounded upward. The Calculation Agent shall not be required to make any adjustments to the Exchange Ratio after the close of business on the fifth scheduled Business Day immediately prior to the Stated Maturity or the Exchange Date, as applicable.

No adjustments to the Exchange Ratio shall be required other than those specified below. However, the Calculation Agent may, in its sole discretion, make additional adjustments to the Exchange Ratio to reflect changes occurring in relation to Deliverable Shares or any other security received in a reorganization event in other circumstances where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section; and its determinations and calculations shall be conclusive absent manifest error.

No adjustments shall be made for certain other events, such as offerings of Deliverable Shares by the Underlying Company for cash or in connection with acquisitions or the occurrence of a partial tender or exchange offer for Deliverable Shares by the Underlying Company or any third party.

The Company shall, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Ratio, or if the Company is not aware of this occurrence, as soon as practicable after becoming so aware, provide written notice to the Trustee, which shall provide notice to the Holders of the Notes of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth the adjusted Exchange Ratio.

Stock splits and reverse stock splits

If the Deliverable Shares are subject to a stock split or reverse stock split, then once any split has become effective, the Exchange Ratio relating to the Deliverable Shares shall be adjusted to equal the product of the prior Exchange Ratio and the number of shares which a holder of one share of the Deliverable Shares before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If the Deliverable Shares are subject to a (i) stock dividend, i.e., issuance of additional shares of the Deliverable Shares, that is given ratably to all holders of shares of the Deliverable Shares, or (ii) distribution of shares of the Deliverable Shares as a result of the triggering of any provision of the corporate charter of the Underlying Company, then, once the dividend has become effective and the shares are trading ex-dividend, the Exchange Ratio shall be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of:

•	the prior Exchange Ratio; and

•

the number of Deliverable Shares which a holder of one Deliverable Share before the date the dividend became effective and the Deliverable Shares traded ex-dividend would have owned or been entitled to receive immediately following that date as a result of such dividend;

•

provided that no adjustment shall be made for a stock dividend for which the number of shares of Deliverable Shares paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

Extraordinary Dividends

There shall be no adjustments to the Exchange Ratio to reflect any cash dividends or cash distributions paid with respect to the Deliverable Shares other than Extraordinary Dividends and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Deliverable Shares, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend for the Deliverable Shares (as adjusted for any subsequent corporate event requiring an adjustment as described herein, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Closing Market Price of the Deliverable Shares on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to the Deliverable Shares, the Initial Exchange Ratio shall be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Initial Exchange Ratio shall equal the product of:

•	the prior Exchange Ratio, and

•

a fraction, the numerator of which is the Closing Market Price per share of the Deliverable Shares on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per Deliverable Share on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Deliverable Shares shall equal:

•

in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per Deliverable Share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for those shares of the Deliverable Shares; or

•	in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per Deliverable Share of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component shall be determined by the Calculation Agent, whose determination shall be conclusive absent a determination of a manifest error. A distribution on the Deliverable Shares described in clause (a), (d) or (e) of the section entitled “Reorganization Events” below that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “Reorganization Events”. A distribution on the Deliverable Shares described in the section entitled “Issuance of transferable rights or warrants” that also constitutes an Extraordinary Dividend shall only cause an adjustment pursuant to that section.

Issuance of transferable rights or warrants

If the Underlying Company issues transferable rights or warrants to all holders of the Deliverable Shares to subscribe for or purchase the Deliverable Shares, including new or existing rights to purchase the Deliverable Shares pursuant to a shareholder’s rights plan or arrangement, then the Exchange Ratio shall be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of:

•	the prior Exchange Ratio, and

•	the number of shares of Deliverable Shares that can be purchased with the cash value of such warrants or rights distributed on a single share of the Deliverable Shares.

The number of shares that can be purchased shall be based on the Closing Market Price of the Deliverable Shares on the date the new Exchange Ratio is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, shall equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, shall be determined by the Calculation Agent and shall equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Exchange Ratio is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights shall equal the average of such bids and if only one such bid is available, then the cash value of such warrants or rights shall equal such bid.

Reorganization Events

If prior to the Stated Maturity:

(a)	there occurs any reclassification or change of the Deliverable Shares, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law;

(e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of subsidiaries or affiliates of the Underlying Company, other than in a transaction described in clauses (b), (c) or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding Deliverable Shares of the Underlying Company; or

(g)	there occurs any reclassification or change of the Deliverable Shares that results in a transfer or a irrevocable commitment to transfer all such Deliverable Shares outstanding to another entity or person;

(h)	the Underlying Company or any Successor Entity has been subject to a merger, combination or consolidation and is the surviving entity but results in the outstanding Deliverable Shares (other than Deliverable Shares owned or controlled by the other party to such merger, combination or consolidation) immediately prior to such event collectively representing less than 50% of the outstanding shares immediately following such event; or

(i)	the Underlying Company ceases to file the financial and other information with the Securities and Exchange Commission in accordance with Section 13(a) of the Securities Exchange Act of 1934, as amended (an event in clauses (a) through (i), a “Reorganization Event”), then the method of determining the amount payable on each Note shall be adjusted as set forth below.

“Exchange Property” shall consist of the securities, cash or any other assets distributed to holders of record of the Deliverable Shares in or as a result of the Reorganization Event, and where the Deliverable Shares continue to be held by the holders of the Deliverable Shares receiving that distribution, the Deliverable Shares. The Exchange Property shall either:

A.	be delivered on the Stated Maturity to Holders in an amount per unit equal to the amount of Exchange Property delivered with respect to the number of Deliverable Shares equal to the Exchange Ratio at the time of the Reorganization Event; or

B.	at the option of the Calculation Agent, be liquidated and the cash proceeds shall be paid to the Holders of the Notes as described below.

If the Exchange Property received in a Reorganization Event:

•

consists only of cash or if the Calculation Agent exercises its option to liquidate the Exchange Property following its distribution, then, the Notes shall be redeemed: (i) in the case where the Exchange Property delivered to the holders of record of the Deliverable Shares consists of cash only, on the third Business Day succeeding the day on which that cash is distributed to holders of record of the Deliverable Shares, or (ii) in the case where the Exchange Property is liquidated, on the date specified by the Company as described below, and a Holder shall receive, in lieu of any Deliverable Shares and in full satisfaction of the Company’s obligations under the Notes, the product of (a) the amount of cash received with respect to one Deliverable Share and the then current Exchange Ratio or (b) the value of the Exchange Property liquidated with respect to one Deliverable Share and the then current Exchange Ratio, as applicable, plus in either case accrued and unpaid interest to the early redemption date, with no interest accruing on the Notes following the early redemption date. If the Calculation Agent exercises the option to liquidate the Exchange Property, the Company shall give notice to the Trustee as to the election to liquidate the Exchange Property, which notice shall specify the method by which the Exchange Property shall be sold. The date of early redemption of the Notes shall be the fifth Business Day following the last date on which the Exchange Property is sold;

•

consists of more than one type of property and the Calculation Agent has not exercised its option to liquidate the Exchange Property, then Holders shall receive on the Stated Maturity a pro rata share of each such type of Exchange Property; and

•	includes a cash component and the Calculation Agent has not exercised its option to liquidate the Exchange Property, then Holders shall not receive any interest accrued on that cash component.

In the event Exchange Property consists of securities, those securities shall, in turn, be subject to the antidilution adjustments set forth herein.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to that Exchange Property (in an amount determined on the basis of the rate of exchange in that tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

The Calculation Agent shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the amount due upon early redemption, including the determination of the cash value of any Exchange Property, if necessary, and its determinations and calculations shall be conclusive absent a determination of a manifest error.

If the Underlying Company ceases to file the financial and other information with the Securities Exchange Commission in accordance with Section 13(a) of the Securities Exchange Act of 1934, as amended, and the Calculation Agent determines in its sole discretion that sufficiently similar information is not otherwise available to Holders, the Stated Maturity shall be accelerated to the fifth Business Day following the date of that determination and the amount payable to a Holder shall be calculated as though the date of early repayment were the Stated Maturity. If the Calculation Agent determines that sufficiently similar information is available to Holders, the Reorganization Event shall be deemed to have not occurred.

Alternative Dilution and Reorganization Adjustments

The Calculation Agent may elect at its discretion to not make any of the adjustments to the Exchange Ratio or to the method of determining the amount payable on each Note described above under “Exchange Ratio Adjustments” and “Reorganization Events”, but may instead make adjustments in its discretion to the Exchange Ratio or the method of determining the amount payable on each Note that shall reflect the adjustments to the extent practicable made by the Options Clearing Corporation on option contracts on the Deliverable Shares or any successor common stock. The Company shall provide notice of any such election to the Trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Deliverable Shares and shall detail in such notice the actual adjustment made to the Exchange Ratio or to the method of determining the amount payable on each Note.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

This Global Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C, which are due on the Stated Maturity. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and The Bank of New York (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form without coupons in the Denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, this Global Note is exchangeable for certificates representing notes of like tenor and of an equal Principal Amount as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Global Note, this Global Note shall be exchangeable for certificates representing the Notes in definitive form of like tenor and of an equal Principal Amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

In case an Event of Default with respect to this Global Note shall have occurred and be continuing, the amount payable to a Holder of this Global Note upon any acceleration permitted by the Notes, with respect to each Unit of this Global Note, shall be equal to the Redemption Amount per Unit, calculated as though the date of default were the Stated Maturity.

In case of default in payment of this Global Note, whether on the Stated Maturity, Early Redemption Date or Exchange Date, as the case may be, or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the Default Rate, to the extent that payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

“Federal Funds Rate” means:

(1) the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2) if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount and interest on this Global Note, if any, at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new certificates representing the Notes of authorized denominations of like tenor and for the same Principal Amount, shall be issued to the designated transferee or transferees.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder and beneficial owner (by acceptance hereof) hereby agree to treat this Global Note for all tax purposes as a debt instrument that is subject to U.S. Treasury Regulation section 1.1275-4(b) governing contingent payment debt instruments, and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes.

The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: June 30, 2008

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

The Bank of New York, as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

ANNEX A

FORM OF

OFFICIAL NOTICE OF EXCHANGE

MERRILL LYNCH & CO., INC.

Medium-Term Notes, Series C

1.00% Merrill Lynch Note Linked to the Performance of

Lowe’s Companies, Inc. common stock due June 30, 2015

Dated:

Merrill Lynch & Co., Inc.

15 Exchange Place

4th Floor

Jersey City, New Jersey 07302

Fax No.: (201) 593-7868

(Attn: Treasury)

Merrill Lynch, Pierce, Fenner & Smith Incorporated,

as Calculation Agent

4 World Financial Center

25th Floor

New York, New York 10080

Fax No.: (212) 449-1897

The Bank of New York

Corporate Trust Administration

101 Barclay Street, Floor 8 West

New York, New York 10286

Fax No.: (212) 815-5704/5707

Dear Sir or Madam:

The undersigned holder of the Medium-Term Notes, Series C, 1.00% Merrill Lynch Note Linked to the Performance of Lowe’s Companies, Inc. common stock due June 30, 2015 (the “Notes”) hereby irrevocably elects to exchange with respect to the $             principal amount of Notes indicated below, as of the date hereof, provided that such day is within the applicable period and subject to the restrictions as set forth under “Exchange at the Option of the Holder” as described in the Pricing Supplement dated June 25, 2008 to the Prospectus Supplement and Prospectus dated March 31, 2006. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Deliverable Shares (or cash, if indicated below) shall be delivered, in accordance with the terms of the Notes described in the Pricing Supplement.

By checking the following box, the undersigned holder is electing to receive cash in lieu of Deliverable Shares: ☐

Very truly yours,

[Name of Holder]

By:
[Title]

[Fax No.]

Dated:

Please designate your DTC Participant’s name and Participant Number and provide contact information below:

Name of DTC Participant:

DTC Participant Number:

Client Reference No.( optional):

DTC Participant Contact Information

Name:

Telephone No.:

Facsimile No.:

Email:

Principal amount of Notes surrendered for exchange:

$

Signature:

NOTICE: The signature on this Official Notice of Exchange must correspond with the name as written upon the face of this Note in every particular, without alteration or enlargement or any change whatever.

Signature Guaranteed Stamp*:	* Your signature must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee for the securities, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Receipt of the above Official Notice of Exchange is hereby acknowledged.

MERRILL LYNCH & CO., INC.,

as Issuer

MERRILL LYNCH, PIERCE, FENNER & SMITH

                                INCORPORATED,

as Calculation Agent

By The Bank of New York

as Trustee

By:
Title:

Date and time of acknowledgment

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)____________________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing _______________ attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.